Filed Pursuant to Rule 424(b)(3)
Registration No. 333-239614

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED JULY 30, 2020

(to Prospectus dated July 8, 2020)

$30,000,000

Common Stock

This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus, dated July 8, 2020 (the “Prospectus”), to the registration statement on Form S-3 (File No. 333-239614) (the “Form S-3”), and the prospectus supplement, dated July 30, 2020 (the “ATM Prospectus Supplement”), of Mohawk Group Holdings, Inc. (“we”, “us” and “our”). This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the Prospectus and the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the Prospectus and the ATM Prospectus Supplement, and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement on July 30, 2020 to register the offer and sale of shares of our common stock, from time to time under the terms of an equity distribution agreement, dated July 30, 2020 (the “Equity Distribution Agreement”), that we entered into with Canaccord Genuity LLC (“Canaccord”). In accordance with the terms of the Equity Distribution Agreement and the ATM Prospectus Supplement, we could offer and sell shares of our common stock having an aggregate offering price of up to $30.0 million at any time and from time to time through or to Canccord, as sales agent, in sales deemed to be “at the market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “ATM Program”). On August 24, 2020, the Equity Distribution Agreement was terminated, effective immediately. As of August 24, 2020, we have not sold any shares of our common stock pursuant to the ATM Program.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Supplement No. 1, the ATM Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is August 26, 2020.